Exhibit 10.1

THIRD AMENDMENT TO OFFICE LEASE
This THIRD AMENDMENT TO OFFICE LEASE ("Third Amendment") is made and entered into as of the 30th day of June, 2014, by and between KILROY REALTY, L.P., a Delaware limited partnership ("Landlord"), and AMN HEALTHCARE, INC., a Nevada corporation ("Tenant").
R E C I T A L S :
A.Landlord and Tenant entered into that certain Office Lease, dated April 2, 2002 (the "Office Lease"), as amended by that certain First Amendment to Office Lease dated as of May 31, 2002 (the "First Amendment"), and as amended by that certain Second Amendment to Office Lease dated as of June 30, 2006 (the "Second Amendment") (the Office Lease, First Amendment and Second Amendment are, collectively, the "Lease"), whereby Landlord leases to Tenant and Tenant leases from Landlord approximately 175,672 rentable (164,128 usable) square feet of space (the "Premises") consisting of all of the first (1st), second (2nd), third (3rd), fourth (4th) and fifth (5th) floors of that certain six (6) story building located at 12400 High Bluff Drive, San Diego, California 92130 (the "Building"), which Building contains a total of approximately 208,961 rentable (195,264 usable) square feet of space.
B.The parties desire to amend the Lease on the terms and conditions set forth in this Third Amendment.
A G R E E M E N T :
NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.Capitalized Terms. All capitalized terms when used herein shall have the same respective meanings as are given such terms in the Lease unless expressly provided otherwise in this Third Amendment.
2.    Stipulation of Rentable Square Feet. For purposes of the Lease, as amended, the "rentable square feet" of the Premises shall be deemed to be as set forth in Recital A of this Third Amendment.
3.    Lease Term.
3.1    Extended Term. The Lease Term is scheduled to expire on July 31, 2018. Landlord and Tenant hereby agree to further extend the Lease Term for a period of nine (9) years, through and including July 31, 2027, on the terms and conditions set forth in this Third Amendment, unless sooner terminated as provided in the Lease, as hereby amended. Notwithstanding the originally scheduled expiration date, the period of time commencing on January 1, 2015, and ending on July 31, 2027, shall be referred to herein as the "Extended Term."
3.2    Option to Extend Lease Term. Notwithstanding any provision to the contrary in the Lease, as hereby amended, Tenant shall continue to have two (2) options to extend the Lease Term, each for a period of five (5) years (each, an "Option Term") pursuant to the terms and conditions contained in Section 2.2 of the Office Lease ("Extension Right"). Notwithstanding any provision to the contrary contained in the Lease, effective as of the date of this Third Amendment (i) the first sentence of Section 2.2.1 of the Office Lease is hereby deleted, (ii) all references to the "Option Premises" contained in Section 2.2 of the Office Lease are hereby deleted and replaced with the "Premises," and (iii) all references contained in Section 2.2 of the Office Lease to the "Lease Term" are hereby deleted and replaced with the "Extended Term, or Option Term, as applicable". Notwithstanding the foregoing or any provision to the contrary in the Lease, as amended, the Option Rent, as defined in Section 2.2.2 of the Office Lease, shall be equal to the lesser of (i) an amount equal to ninety-five percent (95%) of the Market Rent, as determined pursuant to Section 2.2 of the Office Lease, and (ii) the corresponding schedule of rent set forth in Section 4, below, attributable to the appropriate periods occurring during the Option Terms (the "Option Rent

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Exhibit 10.1

Cap"). To the extent that the Option Rent Cap is determined to be the Option Rent (i.e., the Option Rent Cap is less than the determined ninety five percent (95%) of the Market Rent) then any improvement allowance to which Tenant would otherwise be entitled under the determined Market Rent shall be reduced by the then present value amount of the difference between such Option Rent Cap and the 95% of Market Rent rental stream that would have otherwise, but for such Option Rent Cap, been the Option Rent. To the extent Tenant would be entitled to an improvement allowance in conjunction with a determined Market Rent, the portion of the Market Rent corresponding to such improvement allowance shall be determined as the missing component of an annuity, which annuity has (i) the amount of the determined improvement allowance as the present value amount, (ii) sixty (60) as the number of payments, (iii) seventy point eighty-three one‑hundredths percent (.7083%), which is equal to eight and one-half percent (8.5%) divided by twelve (12) months per year, as the monthly interest factor and (iv) the corresponding portion of the Monthly Installment of Base Rent as the missing component of the annuity. For purposes of example, if the ninety-five percent (95%) of Market Rent would have resulted in a Monthly Installment of Base Rent of $1,000,000.00, the corresponding Option Rent Cap is $982,174.08 (i.e., the Lease Year 13 Option Rent Cap), and the missing component of the annuity were $25,000 per month, then the "net effective" market rent (i.e., less any improvement allowance component) would be $975,000.00, and the portion of the improvement allowance to which Tenant would be entitled would be the present value amount in an annuity formula with the same number of payments (60), the same monthly interest factor (.7083%) and a monthly installment payment of $7,174.08.
3.3    No Termination Right. The parties acknowledge and agree that Tenant's termination right set forth in Section 2.3 of the Office Lease shall, effective as of the date of this Third Amendment, be deleted and of no further force or effect.
4.    Base Rent. Prior to January 1, 2015, Tenant shall continue to pay monthly installments of Base Rent for the Premises in accordance with the terms of the Lease, as amended. During the Extended Term, Tenant shall pay (which payments shall otherwise be in accordance with the terms of the Lease, as amended) monthly installments of Base Rent for the Premises as follows:

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Exhibit 10.1

Lease Year During Extended Term	Annualized Base Rent	Monthly Installment of Base Rent	Monthly Rental Rate per Rentable Square Foot
1*	$7,799,836.80	$649,986.40	$3.70**
2	$8,072,831.04	$672,735.92	$3.83**
3	$8,355,380.16	$696,281.68	$3.96**
4	$8,647,818.48	$720,651.54	$4.10**
5	$8,950,492.08	$745,874.34	$4.25**
6	$9,263,759.28	$771,979.94	$4.39**
7	$9,587,990.88	$798,999.24	$4.55**
8	$9,923,570.52	$826,964.21	$4.71**
9	$10,270,895.52	$855,907.96	$4.87**
10	$10,630,376.88	$885,864.74	$5.04**
11	$11,002,440.12	$916,870.01	$5.22**
12	$11,387,525.52	$948,960.46	$5.40**
13◊	$11,786,088.96	$982,174.08	$5.59**
14◊	$12,198,602.04	$1,016,550.17	$5.79**
15◊	$12,625,553.16	$1,052,129.43	$5.99**
16◊	$13,067,447.52	$1,088,953.96	$6.20**
17◊	$13,524,808.20	$1,127,067.35	$6.42**
18◊	$13,998,176.52	$1,166,514.71	$6.64**
19◊	$14,488,112.64	$1,207,342.72	$6.87**
20◊	$14,995,196.64	$1,249,559.72	$7.11**
21◊	$15,520,028.52	$1,293,335.71	$7.36**
22◊	$16,063,229.52	$1,338,602.46	$7.62**
23◊	$16,625,442.60	$1,385,453.55	$7.89**
* Subject to abatement as set forth in Section 4.1 below.
** The amounts identified in the column entitled "Monthly Rental Rate per Rentable Square Foot" are rounded amounts and are provided for informational purposes only.
◊ The amounts identified for the period commencing September 1, 2027 and continuing through the Option Terms represent the Option Rent Cap amount as more particularly set forth in Section 3.2, above.
4.1    Abated Base Rent. Provided that Tenant is not then in monetary or material non-monetary default under the Lease, as hereby amended, beyond any applicable notice and cure period, Tenant shall not be required to pay any Base Rent attributable to the Premises (the "Base Rent Abatement") during the two (2) month period commencing on February 1, 2015 and ending on March 31, 2015 (the "Base Rent Abatement Period"). Landlord and Tenant acknowledge that the aggregate amount of the Base Rent Abatement equals One Million Two Hundred Ninety-Nine Thousand Nine Hundred Seventy-Two and 80/100 Dollars ($1,299,972.80) (i.e., Six Hundred Forty-Nine Thousand Nine Hundred Eighty Six and 40/100 Dollars ($649,986.40) per month). The foregoing Base Rent Abatement has been granted to Tenant as additional consideration for entering into this Third Amendment and for agreeing to pay the Rent, and perform the terms and conditions

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Exhibit 10.1

otherwise required under the Lease, as hereby amended. If Tenant shall be in monetary or material non-monetary default under the Lease, as hereby amended, and shall fail to cure such default within the notice and cure period, if any, permitted under the Lease, as hereby amended, then Landlord may at its option, by notice to Tenant, elect, in addition to any other remedies Landlord may have under the Lease, as hereby amended, that the dollar amount of the unapplied portion of the Base Rent Abatement as of the date of such default or termination shall be converted to a credit to be applied to the Base Rent applicable to the Premises at the end of the Extended Term and Tenant shall immediately be obligated to begin paying Base Rent for the Premises in full.
4.2    Additional Rent. Notwithstanding any provision to the contrary set forth in the Lease, as hereby amended, prior to January 1, 2015, Tenant shall continue to pay the Tenant's Share of the annual Direct Expenses for the Premises in accordance with the terms of and conditions of the Lease. Commencing on January 1, 2015, and continuing through the Extended Term, Tenant shall continue to pay the Tenant's Share of the annual Direct Expenses for the Premises attributable to the Premises which arise or accrue on or after such date in accordance with the terms and conditions of the Lease, provided that the Base Year shall be the calendar year 2016, and, accordingly, Landlord and Tenant acknowledge that Tenant shall therefore have no obligation to pay Tenant's Share of annual Direct Expenses arising or accruing during the calendar years 2015 and 2016.
4.3    Cap on Controllable Expenses. Notwithstanding anything to the contrary set forth in Article 4 of the Office Lease, in no event shall "Controllable Expenses" (as that term is defined below) for any Expense Year following the 2016 Expense Year exceed the amount such Controllable Expenses would have been had they increased at a rate of five percent (5%) per annum. For purposes of this Lease, "Controllable Expenses" shall mean all costs and expenses (other than those expressly identified as exceptions, below) incurred by Landlord in the ownership, maintenance, and operation of the Project, including without limitation, (i) the fee charged for the property management of the Project, (ii) the amount of rent, if applicable, charged to Operating Expenses as rent for the Project management office, and (iii) the costs of janitorial service contracts, security service contracts, landscaping contracts, HVAC maintenance contracts, elevator maintenance contracts, and life safety maintenance contracts; provided, however, that notwithstanding anything contained in this paragraph to the contrary, Controllable Expenses shall not include (A) the cost of union labor, which shall include current union labor as of the date of this Third Amendment and labor which is not union as of the date of this Third Amendment but which unionizes after the date of this Lease, (B) market-wide labor-rate increases due to extraordinary circumstances, including without limitation, boycotts and strikes, (C) costs incurred due to an event of "Force Majeure," as that term is defined in Section 29.16 of the Office Lease, and (D) costs incurred to comply with "Applicable Laws," as that term is defined in Article 24 of the Office Lease.
4.4    Audit Right. Landlord and Tenant hereby acknowledge and agree that, during the Extended Term and continuing during the Option Terms, Tenant shall continue to have audit rights as set forth in Section 4.6 of the Office Lease.
5.    Parking. Effective as of January 1, 2015, and continuing throughout the Extended Term, and notwithstanding anything to the contrary in the Lease, Landlord and Tenant hereby expand Tenant's parking rights such that Tenant shall hereby be entitled to use a total of eight hundred seventy-eight (878) parking passes pertaining to the Project parking facility, consisting of (i) seven hundred three (703) unreserved parking passes available on a first-come, first-serve basis, in common with other tenants of the Project, and (ii) one hundred seventy-five (175) reserved parking passes, the corresponding locations of which shall be as set forth on Exhibit D, subject to relocation to equivalent spaces in connection with any reconfiguration, modification, or other improvements to the Building or Project (and not to accommodate another tenant of the Building) to the extent Landlord requires in its commercially reasonable judgment. Tenant's parking passes shall be without charge for the Extended Term and any Option Term, if applicable (excepting only any parking taxes or other charges imposed by governmental authorities in connection with the use of such parking). Except as set forth in this Section 5, Tenant's rental and use of all such parking passes shall be in accordance with the provisions of Article 28 of the Office Lease.
6.    Card Key Access. Except when and where Tenant's right of access is specifically excluded in the Lease, as hereby amended, Landlord and Tenant acknowledge and agree that Tenant shall have the right of access to the Premises, the Building, and the Project parking facility twenty-four (24) hours per day, seven (7) days per week during the Extended Term. In addition, Tenant may, as an expense reimbursable from the Refurbishment Allowance, install its own card key access

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Exhibit 10.1

system (the "Card Key Access System") in the Building, elevators and parking structure, subject to Landlord's prior written consent, which consent shall not be unreasonably withheld or delayed; provided, however, that Tenant shall coordinate the installation and operation of Tenant's Card Key Access System with Landlord to assure that Tenant's Card Key Access System is compatible with the Building, elevators and parking structure access systems and the systems and equipment of the Building; provided that it shall be deemed reasonable for Landlord to withhold or condition such approval to the extent that Tenant's Card Key Access System is not compatible with the Building, elevators and parking structure access systems or the systems and equipment of the Building. Tenant shall be solely responsible, at Tenant's sole cost and expense, for the monitoring and operation of Tenant's Card Key Access System. Notwithstanding Tenant's Card Key Access System, Tenant shall ensure Landlord retains access to the Premises in accordance with the terms and conditions of the Lease. Notwithstanding anything in the Lease to the contrary, Tenant shall not be required to remove Tenant's Card Key Access System upon the expiration or earlier termination of the Lease Term, provided that in the event that Tenant does not remove its Card Key Access System upon the expiration or earlier termination of the Lease Term, Tenant shall turn over to Landlord the control system for Tenant's Card Key Access System to enable the continued use thereof.
7.Refurbishments in the Premises. Landlord and Tenant acknowledge and agree that Tenant is currently in occupancy of the Premises, and subject to the existing TCC's of the Lease (including without limitation, Landlord's ongoing repair and maintenance obligations as set forth in the Lease and Landlord's obligation to provide services and utilities as set forth in the Lease), Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises, and Tenant shall continue to accept the Premises in its presently existing, “as-is” condition, except as otherwise provided in the Alterations Agreement attached hereto as Exhibit B. All "Refurbishment" (as defined in the Alterations Agreement) shall be performed in accordance with the terms of Article 8 of the Office Lease.
8.Removal of Improvements. Notwithstanding any provision to the contrary set forth in the Lease, effective as of the date of this Third Amendment, Landlord hereby waives any ongoing right to require removal of any currently existing improvements, including any Extraordinary Alterations currently existing in the Premises, and any future Alterations approved by Landlord pursuant to Section 7 of this Third Amendment and the corresponding Alterations Agreement. Notwithstanding the foregoing, with regard to any future Alterations, Landlord may only require removal thereof by identifying the same for removal at the time of Landlord's consent to such Alterations, provided, however, in no event shall Landlord require removal of any Cosmetic Alterations or any Alterations for which the Refurbishment Allowance is utilized.
9.Letter of Credit. Effective as of the date of this Third Amendment, Landlord shall cause the Security Deposit then held by Landlord to be returned to Tenant in the manner directed by Tenant promptly after Landlord's receipt of the L—C (as defined in the amended and restated Section 21.1 of the Office Lease); provided, however, Landlord and Tenant hereby agree that Tenant shall be deemed to satisfy its L-C obligation and the terms of Article 21 of the Lease (as amended and restated below), by causing Bank of America, effective as of the date of this Third Amendment, to (i) amend the existing letter of credit, or (ii) replace the existing letter of credit with a new L-C on substantially the same underlying form, in either event with the resulting amended or replacement L-C having the reduced "L-C Amount" (as identified below) of $2,000,000 and providing for annual extensions through the "L-C Expiration Date" (as identified below) (as applicable, the "BofA L-C"). Except to the extent of such BofA L-C, effective as of the date of this Third Amendment, Article 21 of the Office Lease is hereby amended and restated in its entirety as follows:
ARTICLE 21
LETTER OF CREDIT
21.1 Delivery of Letter of Credit. Tenant shall deliver to Landlord, concurrently with Tenant's execution of the Third Amendment, an unconditional, clean, irrevocable letter of credit (the "L-C") in the amount set forth in Section 21.3 below (the "L-C Amount"), which L-C shall

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Exhibit 10.1

be issued by a money-center, solvent and nationally recognized bank (a bank which accepts deposits, maintains accounts, has a local San Diego office which will negotiate a letter of credit, and whose deposits are insured by the FDIC) reasonably acceptable to Landlord (such approved, issuing bank being referred to herein as the "Bank"), which Bank must have a short-term Fitch Rating which is not less than "F1", and a long-term Fitch Rating which is not less than "A"(or in the event such Fitch Ratings are no longer available, a comparable rating from Standard and Poor’s Professional Rating Service or Moody’s Professional Rating Service) (collectively, the “Bank’s Credit Rating Threshold”), and which L-C shall be in the form of Exhibit C, attached to the Third Amendment as Exhibit C; provided, however, that as of this Third Amendment, Landlord hereby acknowledges that JPMorgan, Bank of America, US Bank, Union Bank, PNC, RBC, Comerica and KeyBank are all qualifying Banks reasonably acceptable to Landlord. Tenant shall pay all expenses, points and/or fees incurred by Tenant in obtaining the L-C. The L-C shall (i) be "callable" at sight, irrevocable and unconditional, (ii) be maintained in effect, whether through renewal or extension, for the period commencing on the date of this Lease and continuing until the date (the "L-C Expiration Date") that is no less than one hundred twenty (120) days after the expiration of the Lease Term as the same may be extended, and Tenant shall deliver a new L-C or certificate of renewal or extension to Landlord at least thirty (30) days prior to the expiration of the L-C then held by Landlord, without any action whatsoever on the part of Landlord, (iii) be fully assignable by Landlord, its successors and assigns, with a processing fee of no more than $1000 per assignment (unless and to the extent such a capped processing fee is no longer available on a commercially reasonable basis from Banks satisfying the Bank's Credit Rating Threshold for letters of credit in the amount of the L-C, in which case such processing fee cap shall be increased to the amount then available on a commercially reasonable basis), (iv) permit partial draws and multiple presentations and drawings, and (v) be otherwise subject to the International Standby Practices-ISP 98, International Chamber of Commerce Publication #590. Landlord, or its then managing agent, shall have the right to draw down an amount up to the face amount of the L‑C if any of the following shall have occurred or be applicable: (A) Tenant is in default beyond any applicable notice or cure periods in the payment of such amount is due to Landlord under the terms and conditions of this Lease, or (B) Tenant has filed a voluntary petition under the U. S. Bankruptcy Code or any state bankruptcy code (collectively, "Bankruptcy Code"), or (C) an involuntary petition has been filed against Tenant under the Bankruptcy Code, or (D) the Lease has been rejected, or is deemed rejected, under Section 365 of the U.S. Bankruptcy Code, following the filing of a voluntary petition by Tenant under the Bankruptcy Code, or the filing of an involuntary petition against Tenant under the Bankruptcy Code, or (E) the Bank has notified Landlord that the L‑C will not be renewed or extended through the L‑C Expiration Date and Tenant fails to timely replace the same in accordance with the terms of this Section 21.1, or (F) Tenant is placed into receivership or conservatorship, or becomes subject to similar proceedings under Federal or State law, or (G) Tenant executes an assignment for the benefit of creditors, or (H) if any of the Bank's Fitch Ratings (or other comparable ratings to the extent the Fitch Ratings are no longer available) have been reduced below the Bank's Credit Rating Threshold, and Tenant has failed to provide Landlord with a replacement letter of credit, conforming in all respects to the requirements of this Article 21 (including, but not limited to, the requirements placed on the issuing Bank more particularly set forth in this Section 21.1 above), in the amount of the applicable L‑C Amount, within ten (10) business days following Landlord’s written demand therefor (with no other notice or cure or grace period being applicable thereto, notwithstanding anything in this Lease to the contrary) (each of the foregoing being an "L‑C Draw Event"). The L‑C shall be honored by the Bank regardless of whether Tenant disputes Landlord's right to draw upon the L‑C. In addition, in the event the Bank is placed into receivership or conservatorship by the Federal Deposit Insurance Corporation or any successor or similar entity, then, effective as of the date such receivership or conservatorship occurs, said L‑C shall be deemed to fail to meet the requirements of this Article 21, and, within ten (10) business days following Landlord's notice to Tenant of such receivership or conservatorship (the "L‑C FDIC Replacement Notice"), Tenant shall replace such L‑C with a substitute letter of credit from a different issuer (which issuer shall

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Exhibit 10.1

be acceptable to Landlord in its reasonable discretion) and that complies in all respects with the requirements of this Article 21. If Tenant fails to replace such L‑C with such conforming, substitute letter of credit pursuant to the terms and conditions of this Section 21.1, then, notwithstanding anything in this Lease to the contrary, Landlord shall have the right to declare Tenant in default of this Lease for which there shall be no notice or grace or cure periods being applicable thereto (other than the aforesaid ten (10) business day period). Tenant shall be responsible for the payment of any and all costs incurred with the review of any replacement L‑C (including without limitation Landlord’s reasonable attorneys’ fees), which replacement is required pursuant to this Section or is otherwise requested by Tenant. In the event of an assignment by Tenant of its interest in the Lease (and irrespective of whether Landlord's consent is required for such assignment), the acceptance of any replacement or substitute letter of credit by Landlord from the assignee shall be subject to Landlord's prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed, and the reasonable attorney's fees incurred by Landlord in connection with such determination shall be payable by Tenant to Landlord within ten (10) business days of billing; provided that it shall be deemed reasonable for Landlord to withhold, condition or delay its approval of such replacement or substitute letter of credit if the same does not conform with the terms and conditions of this Article 21.
21.2    Application of L‑C. Tenant hereby acknowledges and agrees that Landlord is entering into this Lease in material reliance upon the ability of Landlord to draw upon the L‑C upon the occurrence of any L‑C Draw Event. In the event of any L‑C Draw Event, Landlord may, but without obligation to do so, and without notice to Tenant (except in connection with an L-C Draw Event under Section 21.1(H) above), draw upon the L‑C, in part or in whole, to cure any such L-C Draw Event and/or to compensate Landlord for any and all damages of any kind or nature sustained or which Landlord reasonably estimates that it will sustain resulting from any L-C Draw Event and/or to compensate Landlord for any and all damages arising out of, or incurred in connection with, the termination of this Lease as a result of Tenant's breach or default, including, without limitation, those specifically identified in Section 1951.2 of the California Civil Code. The use, application or retention of the L‑C, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by any applicable law, it being intended that Landlord shall not first be required to proceed against the L‑C, and such L‑C shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. Tenant agrees not to interfere in any way with payment to Landlord of the proceeds of the L‑C, either prior to or following a "draw" by Landlord of any portion of the L‑C, regardless of whether any dispute exists between Tenant and Landlord as to Landlord's right to draw upon the L‑C; provided, however, nothing contained herein shall be deemed to prohibit Tenant from challenging the validity or amount of this draw after the draw date occurs pursuant to Section 21.7. No condition or term of this Lease shall be deemed to render the L‑C conditional to justify the issuer of the L‑C in failing to honor a drawing upon such L‑C in a timely manner. Tenant agrees and acknowledges that (i) the L‑C constitutes a separate and independent contract between Landlord and the Bank, (ii) Tenant is not a third party beneficiary of such contract, (iii) Tenant has no property interest whatsoever in the L‑C or the proceeds thereof, and (iv) in the event Tenant becomes a debtor under any chapter of the Bankruptcy Code, Tenant is placed into receivership or conservatorship, and/or there is an event of a receivership, conservatorship or a bankruptcy filing by, or on behalf of, Tenant, neither Tenant, any trustee, nor Tenant's bankruptcy estate shall have any right to restrict or limit Landlord's claim and/or rights to the L‑C and/or the proceeds thereof by application of Section 502(b)(6) of the U. S. Bankruptcy Code or otherwise.
21.3    L-C Amount; Maintenance of L-C by Tenant; Liquidated Damages.
21.3.1    Calculation of L-C Amount. The L-C Amount shall, at any and all times during the Lease Term, be equal to Two Million and 00/100 Dollars ($2,000,000.00).
21.3.2    In General. If, as a result of any drawing by Landlord of all or any portion of the L-C, the amount of the L-C shall be less than the L-C Amount, Tenant shall, within five (5) business days thereafter, provide Landlord with additional letter(s) of credit in an amount equal to the deficiency, and any such additional letter(s) of credit shall comply with all of the provisions of this Article 21, and if Tenant fails to comply with the foregoing, the same shall be subject to the terms of Section 21.3.3 below. Tenant further covenants and warrants that it will neither assign nor encumber the L-C or any part thereof and that neither Landlord nor its successors

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Exhibit 10.1

or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. Without limiting the generality of the foregoing, if the L-C expires earlier than the L‑C Expiration Date, Landlord will accept a renewal thereof (such renewal letter of credit to be in effect and delivered to Landlord, as applicable, not later than thirty (30) days prior to the expiration of the L-C), which shall be irrevocable and automatically renewable as above provided through the L‑C Expiration Date upon the same terms as the expiring L‑C or such other terms as may be acceptable to Landlord in its sole discretion. If Tenant exercises its option to extend the Lease Term pursuant to Section 3.2 of this Third Amendment then, not later than one hundred twenty (120) days prior to the commencement of the Option Term, Tenant shall deliver to Landlord a new L C or certificate of renewal or extension evidencing the L-C Expiration Date as one hundred twenty (120) days after the expiration of the Option Term. However, if the L‑C is not timely renewed, or if Tenant fails to maintain the L‑C in the amount and in accordance with the terms set forth in this Article 21, Landlord shall have the right to either (x) present the L‑C to the Bank in accordance with the terms of this Article 21, and the proceeds of the L-C may be applied by Landlord against any Rent payable by Tenant under this Lease that is not paid when due and/or to pay for all losses and damages that Landlord has suffered or that Landlord reasonably estimates that it will suffer as a result of any breach or default by Tenant under this Lease, or (y) pursue its remedy under Section 21.3.3 below. In the event Landlord elects to exercise its rights under the foregoing item (x), (I) any unused proceeds shall constitute the property of Landlord (and not Tenant’s property or, in the event of a receivership, conservatorship, or a bankruptcy filing by, or on behalf of, Tenant, property of such receivership, conservatorship or Tenant’s bankruptcy estate) and need not be segregated from Landlord’s other assets, and (II) Landlord agrees to pay to Tenant within thirty (30) days after the L‑C Expiration Date the amount of any proceeds of the L-C received by Landlord and not applied against any Rent payable by Tenant under this Lease that was not paid when due or used to pay for any losses and/or damages suffered by Landlord (or reasonably estimated by Landlord that it will suffer) as a result of any breach or default by Tenant under this Lease; provided, however, that if prior to the L‑C Expiration Date a voluntary petition is filed by Tenant, or an involuntary petition is filed against Tenant by any of Tenant’s creditors, under the Bankruptcy Code, then Landlord shall not be obligated to make such payment in the amount of the unused L-C proceeds until either all preference issues relating to payments under this Lease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed.
21.3.3    FAILURE TO MAINTAIN; REPLACE AND/OR REINSTATE L‑C; LIQUIDATED DAMAGES. IN THE EVENT THAT TENANT FAILS, WITHIN (I) THAT PERIOD SET FORTH IN SECTION 21.3.2 ABOVE, OR (II) THAT PERIOD SET FORTH IN THE L-C FDIC REPLACEMENT NOTICE, TO PROVIDE LANDLORD WITH ADDITIONAL L-C(S) IN AN AMOUNT EQUAL TO THE DEFICIENCY OR A REPLACEMENT L-C (AS APPLICABLE), THEN TENANT'S MONTHLY INSTALLMENT OF BASE RENT SHALL BE INCREASED TO ONE HUNDRED TEN PERCENT (110%) OF ITS OTHERWISE EXISTING LEVEL DURING THE PERIOD COMMENCING ON THE DATE WHICH IS THE LAST DAY OF THE PERIOD IDENTIFIED IN SECTION 21.3.2 OR THE L-C FDIC REPLACEMENT NOTICE (AS APPLICABLE), AND ENDING ON THE EARLIER TO OCCUR OF (X) THE DATE TENANT PROVIDES LANDLORD WITH ADDITIONAL L-C(S) IN AN AMOUNT EQUAL TO THE DEFICIENCY AS CONTEMPLATED BY THE TERMS OF SECTION 21.3.2 ABOVE, OR THE L-C FDIC REPLACEMENT NOTICE (AS APPLICABLE), OR (Y) THE DATE WHICH IS NINETY (90) DAYS AFTER THE LAST DAY OF THE PERIOD IDENTIFIED IN SECTION 21.3.2 OR THE L-C FDIC REPLACEMENT NOTICE (AS APPLICABLE). IN THE EVENT THAT TENANT FAILS, DURING SUCH NINETY (90) DAY PERIOD FOLLOWING THE LAST DAY OF THE PERIOD IDENTIFIED IN SECTION 21.3.2 OR THE L-C FDIC REPLACEMENT NOTICE (AS APPLICABLE), TO PROVIDE LANDLORD WITH ADDITIONAL L-C(S) IN AN AMOUNT EQUAL TO THE DEFICIENCY OR A REPLACEMENT L-C (AS APPLICABLE), THEN TENANT'S MONTHLY INSTALLMENT OF BASE RENT SHALL BE INCREASED TO ONE HUNDRED TWENTY-FIVE PERCENT (125%) OF ITS OTHERWISE EXISTING LEVEL DURING THE PERIOD COMMENCING ON THE DATE WHICH IS NINETY (90) DAYS AFTER THE LAST DAY OF THE PERIOD IDENTIFIED IN SECTION 21.3.2 OR THE L-C FDIC REPLACEMENT NOTICE (AS APPLICABLE) AND ENDING ON THE DATE SUCH ADDITIONAL L-C(S) ARE ISSUED IN AN AMOUNT EQUAL TO THE DEFICIENCY OR SUCH A REPLACEMENT L‑C IS ISSUED (AS APPLICABLE) PURSUANT TO THE TERMS OF SECTION 21.3.2 OR THE L-C FDIC REPLACEMENT NOTICE (AS APPLICABLE). THE PARTIES AGREE THAT IT WOULD BE IMPRACTICABLE

723517.06/WLA 214064-00020/7-15-14/pjr	8	12400 HIGH BLUFF DRIVE Third Amendment [AMN Healthcare, Inc.]

Exhibit 10.1

AND EXTREMELY DIFFICULT TO ASCERTAIN THE ACTUAL DAMAGES SUFFERED BY LANDLORD AS A RESULT OF TENANT'S FAILURE TO TIMELY PROVIDE LANDLORD WITH ADDITIONAL L-C(S) IN AN AMOUNT EQUAL TO THE DEFICIENCY AS REQUIRED IN SECTION 21.3.2, OR A REPLACEMENT L-C AS CONTEMPLATED BY THE L-C FDIC REPLACEMENT NOTICE (AS APPLICABLE), AND THAT UNDER THE CIRCUMSTANCES EXISTING AS OF THE DATE OF THIS LEASE, THE LIQUIDATED DAMAGES PROVIDED FOR IN THIS SECTION 21.3.2 REPRESENT A REASONABLE ESTIMATE OF THE DAMAGES WHICH LANDLORD WILL INCUR AS A RESULT OF SUCH FAILURE, PROVIDED, HOWEVER, THAT THIS PROVISION SHALL NOT WAIVE OR AFFECT LANDLORD'S RIGHTS AND TENANT'S INDEMNITY OBLIGATIONS UNDER OTHER SECTIONS OF THIS LEASE (EXCEPT THAT THE PARTIES SPECIFICALLY AGREE THAT THE FOREGOING PROVISION WAS AGREED TO IN LIEU OF MAKING TENANT'S FAILURE TO PROVIDE LANDLORD WITH ADDITIONAL L-C(S) IN AN AMOUNT EQUAL TO THE DEFICIENCY OR A REPLACEMENT L-C (AS APPLICABLE) A DEFAULT UNDER THIS LEASE). THE PARTIES ACKNOWLEDGE THAT THE PAYMENT OF SUCH LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTION 3275 OR 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO LANDLORD PURSUANT TO CALIFORNIA CIVIL CODE SECTION 1671. THE PARTIES HAVE SET FORTH THEIR INITIALS BELOW TO INDICATE THEIR AGREEMENT WITH THE LIQUIDATED DAMAGES PROVISION CONTAINED IN THIS SECTION 21.3.3.
/s/ BG /s/ JH              /s/ BS /s/ DJ
LANDLORD'S INITIALS            TENANT'S INITIALS
21.4    Transfer and Encumbrance. The L-C shall also provide that Landlord may, at any time and without notice to Tenant and without first obtaining Tenant's consent thereto, transfer (one or more times) all or any portion of its interest in and to the L-C to another party, person or entity, regardless of whether or not such transfer is from or as a part of the assignment by Landlord of its rights and interests in and to this Lease. In the event of a transfer of Landlord's interest in under this Lease, Landlord shall transfer the L-C, in whole or in part, to the transferee and thereupon Landlord shall, without any further agreement between the parties, be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of the whole of said L-C to a new landlord. In connection with any such transfer of the L-C by Landlord, Tenant shall, at Tenant's sole cost and expense, execute and submit to the Bank such applications, documents and instruments as may be necessary to effectuate such transfer, provided, Landlord shall be responsible for paying the Bank's transfer and processing fees in connection therewith.
21.5    L-C Not a Security Deposit. Landlord and Tenant (1) acknowledge and agree that in no event or circumstance shall the L‑C or any renewal thereof or substitute therefor or any proceeds thereof be deemed to be or treated as a “security deposit” under any law applicable to security deposits in the commercial context, including, but not limited to, Section 1950.7 of the California Civil Code, as such Section now exists or as it may be hereafter amended or succeeded (the “Security Deposit Laws”), (2) acknowledge and agree that the L‑C (including any renewal thereof or substitute therefor or any proceeds thereof) is not intended to serve as a security deposit, and the Security Deposit Laws shall have no applicability or relevancy thereto, and (3) waive any and all rights, duties and obligations that any such party may now, or in the future will, have relating to or arising from the Security Deposit Laws. Tenant hereby irrevocably waives and relinquishes the provisions of Section 1950.7 of the California Civil Code and any successor statute, and all other provisions of law, now or hereafter in effect, which (x) establish the time frame by which a landlord must refund a security deposit under a lease, and/or (y) provide that a landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by a tenant or to clean the premises, it being agreed that Landlord may, in addition, claim those sums specified in this Article 21 and/or those sums reasonably necessary to (a) compensate Landlord for any loss or damage caused by Tenant's breach of this Lease, including any damages Landlord suffers following termination of this Lease, and/or (b) compensate Landlord for any and all damages arising out of, or incurred in connection with, the termination of this Lease, including, without limitation, those specifically identified in Section 1951.2 of the California Civil Code.

723517.06/WLA 214064-00020/7-15-14/pjr	9	12400 HIGH BLUFF DRIVE Third Amendment [AMN Healthcare, Inc.]

Exhibit 10.1

21.6    Non-Interference By Tenant. Tenant agrees not to interfere in any way with any payment to Landlord of the proceeds of the L-C, either prior to or following a "draw" by Landlord of all or any portion of the L-C, regardless of whether any dispute exists between Tenant and Landlord as to Landlord's right to draw down all or any portion of the L-C. No condition or term of this Lease shall be deemed to render the L‑C conditional and thereby afford the Bank a justification for failing to honor a drawing upon such L-C in a timely manner. Tenant shall not request or instruct the Bank of any L‑C to refrain from paying sight draft(s) drawn under such L‑C.
21.7    Waiver of Certain Relief. Tenant unconditionally and irrevocably waives (and as an independent covenant hereunder, covenants not to assert) any right to claim or obtain any of the following relief in connection with the L‑C:
21.7.1    A temporary restraining order, temporary injunction, permanent injunction, or other order that would prevent, restrain or restrict the presentment of sight drafts drawn under any L‑C or the Bank's honoring or payment of sight draft(s); or
21.7.2    Any attachment, garnishment, or levy in any manner upon either the proceeds of any L‑C or the obligations of the Bank (either before or after the presentment to the Bank of sight drafts drawn under such L‑C) based on any theory whatever.
21.8    Remedy for Improper Drafts. Tenant's sole remedy in connection with the improper presentment or payment of sight drafts drawn under any L‑C shall be the right to obtain from Landlord a refund of the amount of any sight draft(s) that were improperly presented or the proceeds of which were misapplied, together with interest at the Interest Rate (as defined in the Office Lease) and reasonable actual out-of-pocket attorneys' fees, provided that at the time of such refund, Tenant increases the amount of such L‑C to the amount (if any) then required under the applicable provisions of this Lease. Tenant acknowledges that the presentment of sight drafts drawn under any L‑C, or the Bank's payment of sight drafts drawn under such L‑C, could not under any circumstances cause Tenant injury that could not be remedied by an award of money damages, and that the recovery of money damages would be an adequate remedy therefor. In the event Tenant shall be entitled to a refund as aforesaid and Landlord shall fail to make such payment within ten (10) business days after demand, Tenant shall have the right to deduct the amount thereof together with interest thereon at the Interest Rate from the next installment(s) of Base Rent and Additional Rent.
7.    Landlord Responsibility. Effective as of the date of this Third Amendment, Section 7.1 of the Office Lease is hereby amended and restated in its entirety as follows:
Landlord shall (as an Operating Expense, except as provided in Section 7.2 below or subject to exclusion from Operating Expenses in accordance with Section 4.2.4 above) repair and maintain the structural portions of the Building including the foundation, floor/ceiling slabs, roof, curtain walls, exterior glass and moldings, columns, beams, shafts (including elevator shafts), stairs, stairwells, elevator cabs and all Common Areas and shall also maintain and repair the basic mechanical, electrical, life-safety, plumbing and sprinkler systems and HVAC systems (except for any distribution of such systems exclusively to the Premises and for Tenant's twenty four (24) hour systems).
NOTWITHSTANDING ANY PROVISION SET FORTH IN THIS ARTICLE 7 TO THE CONTRARY, IF TENANT PROVIDES WRITTEN NOTICE TO LANDLORD OF AN EVENT OR CIRCUMSTANCE WHICH REQUIRES THE ACTION OF LANDLORD WITH RESPECT TO SUCH REPAIR AND/OR MAINTENANCE, AND IN TENANT’S REASONABLE DISCRETION LANDLORD FAILS TO PROVIDE SUCH ACTION WITHIN A REASONABLE PERIOD OF TIME, GIVEN THE CIRCUMSTANCES, AFTER TENANT’S DELIVERY (IN ACCORDANCE WITH THE REQUIREMENTS OF THE NOTICES PROVISION) OF SUCH NOTICE, BUT IN NO EVENT EARLIER THAN (I) THIRTY (30) DAYS AFTER TENANT’S DELIVERY OF SUCH NOTICE WITH REGARD TO THE PREMISES ONLY, OR (II) SIXTY (60) DAYS AFTER TENANT’S DELIVERY OF SUCH NOTICE WITH REGARD TO ANY OTHER PORTION OF THE PROJECT, THEN UPON TENANT’S DELIVERY OF AN ADDITIONAL TEN (10) BUSINESS DAYS NOTICE TO LANDLORD SPECIFYING LANDLORD'S CONTINUED FAILURE, AND IF SUCH ACTION WAS REQUIRED, DIRECTLY OR INDIRECTLY, UNDER THE TERMS OF THIS LEASE TO BE TAKEN BY LANDLORD AND WAS NOT COMPLETED BY LANDLORD TO TENANT’S REASONABLE SATISFACTION WITHIN SUCH TEN (10) BUSINESS DAY PERIOD, THEN TENANT SHALL

723517.06/WLA 214064-00020/7-15-14/pjr	10	12400 HIGH BLUFF DRIVE Third Amendment [AMN Healthcare, Inc.]

Exhibit 10.1

THEREAFTER RECEIVE ONE (1) DAY OF RENTAL ABATEMENT FOR EACH DAY OCCURRING UNTIL THE CORRESPONDING ACTION(S) ARE COMPLETED TO TENANT’S REASONABLE SATISFACTION; PROVIDED, HOWEVER, IF SUCH FAILURE CONTINUES (X) FOR MORE THAN THIRTY (30) DAYS AFTER THE EXPIRATION OF SUCH TEN (10) BUSINESS DAY PERIOD WITH REGARD TO THE PREMISES ONLY, OR (Y) FOR MORE THAN SIXTY (60) DAYS AFTER THE EXPIRATION OF SUCH TEN (10) BUSINESS DAY PERIOD WITH REGARD TO ANY OTHER PORTION OF THE PROJECT (I.E., SUCH THAT TENANT SHALL HAVE ALREADY RECEIVED THIRTY (30) OR SIXTY (60) DAYS OF RENTAL ABATEMENT, AS THE CASE MAY BE, PURSUANT TO THE FOREGOING), THEN FOLLOWING SUCH THIRTIETH (30TH) OR SIXTIETH (60TH) DAY, AS APPLICABLE, TENANT SHALL RECEIVE TWO (2) DAYS OF RENTAL ABATEMENT FOR EACH DAY THEREAFTER OCCURRING UNTIL THE CORRESPONDING ACTIONS(S) ARE COMPLETED TO TENANT’S REASONABLE SATISFACTION. THE PARTIES AGREE THAT IT WOULD BE IMPRACTICABLE AND EXTREMELY DIFFICULT TO ASCERTAIN THE ACTUAL DAMAGES SUFFERED BY TENANT AS A RESULT OF LANDLORD'S FAILURE TO TIMELY PROVIDE THE ACTION REQUIRED OF LANDLORD IN THIS SECTION 7.1, AND THAT UNDER THE CIRCUMSTANCES EXISTING AS OF THE DATE OF THIS LEASE, THE LIQUIDATED DAMAGES PROVIDED FOR IN THIS SECTION 7.1 REPRESENT A REASONABLE ESTIMATE OF THE DAMAGES WHICH TENANT WILL INCUR AS A RESULT OF SUCH FAILURE, PROVIDED, HOWEVER, THAT THIS PROVISION SHALL NOT WAIVE OR AFFECT TENANT'S RIGHTS AND LANDLORD'S INDEMNITY OBLIGATIONS UNDER OTHER SECTIONS OF THIS LEASE. THE PARTIES ACKNOWLEDGE THAT THE PAYMENT OF SUCH LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTION 3275 OR 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO TENANT PURSUANT TO CALIFORNIA CIVIL CODE SECTION 1671. THE PARTIES HAVE SET FORTH THEIR INITIALS BELOW TO INDICATE THEIR AGREEMENT WITH THE LIQUIDATED DAMAGES PROVISION CONTAINED IN THIS SECTION 7.1.
/s/ BG /s/ JH              /s/ BS /s/ DJ
LANDLORD'S INITIALS            TENANT'S INITIALS

723517.06/WLA 214064-00020/7-15-14/pjr	11	12400 HIGH BLUFF DRIVE Third Amendment [AMN Healthcare, Inc.]

Exhibit 10.1

8.    Signage.
8.1    Lobby Signage. Landlord and Tenant hereby agree to allow Tenant, subject to reimbursement from the Reimbursement Allowance pursuant to the terms of the Alterations Agreement, to increase its lobby signage as much as reasonably practicable, taking into consideration the reasonable requirements of the sixth (6th) floor tenants.
8.2    Monument Signage. Tenant shall have the right to increase its monument signage on the existing monument to the maximum level available under Applicable Laws, provided that any modifications to such signage shall be at Tenant's sole cost and expense (subject to reimbursement from the Reimbursement Allowance pursuant to the terms of the Alterations Agreement) and shall otherwise remain subject to Landlord's approval and the applicable terms and conditions of the Lease.
8.3    Building Top Signage. Notwithstanding Section 23.4.1 of the Lease or any other provision to the contrary contained in the Lease, as hereby amended, Tenant shall have the right to increase Tenant's building top signage on the Building to the maximum amount permitted under Applicable Laws (subject to reimbursement from the Reimbursement Allowance pursuant to the terms of the Alterations Agreement).
9.    Right of First Refusal. Effective as of the date of this Third Amendment, Section 1.3 and 1.4 of the Office Lease are hereby deleted and of no further force or effect. Effective as of January 1, 2016, Landlord hereby grants to the Tenant originally named herein (the "Original Tenant") and its "Affiliates" (as that term is defined in Section 14.8 of the Office Lease), an ongoing right of first refusal during the initial Lease Term and any Option Term, with respect to all or any portion of the sixth (6th) floor of the Building (the "First Refusal Space").
9.1    Procedure for Lease.
(a)    Procedure for Offer. Landlord shall notify Tenant (the "First Refusal Notice") from time-to-time when and if Landlord receives a "bona-fide third-party offer" for the First Refusal Space. Pursuant to such First Refusal Notice, Landlord shall offer to lease to Tenant the applicable First Refusal Space. The First Refusal Notice shall describe the First Refusal Space, and the lease term, rent and other fundamental economic terms and conditions upon which Landlord proposes to lease such First Refusal Space pursuant to the bona-fide third-party offer. For purposes of this Section 12, a "bona-fide third-party offer" shall mean a counter-offer received by Landlord to lease First Refusal Space from an unaffiliated and qualified third party which Landlord would otherwise be willing to accept (but for Tenant's superior rights hereunder). For purposes of example only, the following would each constitute a bona-fide third-party offer:
(a)    Landlord receives a request for proposal from an unaffiliated and qualified third party. Landlord responds to the request for proposal with a lease proposal and subsequently receives a written bona-fide counter proposal from the unaffiliated and qualified third party.
(b)    Landlord receives a written offer to lease from an unaffiliated and qualified third party. Landlord responds to the offer with a written counter offer and subsequently receives a bona-fide counter to Landlord's counter offer from the unaffiliated and qualified third party.
(b)     Procedure for Acceptance. If Tenant wishes to exercise Tenant's right of first refusal with respect to the First Refusal Space described in the First Refusal Notice, then within seven (7) business days of delivery of the First Refusal Notice to Tenant (the "Election Period"), Tenant shall deliver to Landlord written notice (an "Election Notice") of Tenant's exercise of its right of first refusal with respect to all of the First Refusal Space described in the First Refusal Notice at the rent, for the term and upon the other fundamental economic terms and conditions contained in such First Refusal Notice, including, but not limited to rental concessions and improvement allowances. If Tenant does not so notify Landlord within such Election Period of Tenant's exercise of its first refusal right, or Tenant affirmatively elects not to exercise such first refusal right (either of the foregoing being referred to herein as a "First Refusal Rejection"), then Landlord shall be free to negotiate and enter into a lease for the First Refusal Space to anyone whom it desires on any terms it desires. Notwithstanding the foregoing, Tenant's ongoing right of first refusal shall commence only following the expiration or earlier termination of any existing lease of the First Refusal Space (or portion thereof), including any renewal, extension or expansion rights set forth in such leases, regardless of whether such renewal, extension or expansion rights are

723517.06/WLA 214064-00020/7-15-14/pjr	12	12400 HIGH BLUFF DRIVE Third Amendment [AMN Healthcare, Inc.]

Exhibit 10.1

executed strictly in accordance with their terms, or pursuant to a lease amendment or a new lease, and such right of first refusal shall further be subordinate to (A) all rights of Relational Investors LLC and Zogenix, Inc., who currently occupy the First Refusal Space and (B) all rights of extension (regardless of whether such renewal, extension or expansion rights are executed strictly in accordance with their terms, or pursuant to a lease amendment or a new lease), first offer, first refusal, expansion or other similar rights with respect to such First Offer Space contained in an "Intervening Lease," as that term is defined below (each, a ROFR Superior Right Holder"). For purposes hereof, an "Intervening Lease" shall mean any lease to Relational Investors LLC, Zogenix, Inc., or any third party tenant lease entered into in advance of December 31, 2015 or thereafter leasing First Refusal Space identified in a particular First Refusal Notice following Tenant's election (or deemed election) not to exercise its right to lease such space pursuant to the terms of Section 12 of this Third Amendment.
9.2    Amendment to Lease. If Tenant timely exercises Tenant's right of first refusal to lease First Refusal Space as set forth herein, Landlord and Tenant shall within thirty (30) days thereafter execute an amendment to the Lease (the "First Refusal Space Amendment") for such First Refusal Space upon the terms set forth in the First Refusal Notice, including, but not limited to rent (the "First Refusal Space Rent"), but otherwise upon the TCCs set forth in the Lease and this Section 12. Notwithstanding the foregoing, Landlord may, at its sole option, require that a separate lease be executed by Landlord and Tenant in connection with Tenant's lease of the First Refusal Space, in which event such lease (the "First Refusal Space Lease") shall be on the same TCCs as the Lease, except as provided in this Section 12 and specifically in this Third Amendment to the contrary. The First Refusal Space Lease, if applicable, shall be executed by Landlord and Tenant within thirty (30) days following Tenant's exercise of its right to lease the First Refusal Space. Notwithstanding the foregoing documentation obligations, Landlord and Tenant hereby acknowledge and agree that Tenant's timely delivery of the Election Notice shall, in and of itself, conclusively establish Tenant's obligation to lease the subject First Refusal Space on the express TCCs set forth in the corresponding First Refusal Notice.
9.3    No Defaults; Required Financial Condition of Tenant. The rights contained in this Section 12 shall be personal to the Original Tenant and its Permitted Transferees and may only be exercised by the Original Tenant or a Permitted Transferee (and not any other assignee, sublessee or other transferee of the Original Tenant's interest in the Lease, as amended) if the Original Tenant and/or a Permitted Transferee occupies not less than four (4) floors of the Premises. The right to lease the First Refusal Space as provided in this Section 12 may not be exercised if, as of the date Tenant attempts to exercise its right of first refusal with respect to the First Refusal Space described in the First Refusal Notice, or as of the scheduled date of delivery of such First Refusal Space to Tenant, (A) Tenant is in economic or material non-economic default pursuant to the terms of the Lease, as amended (beyond the applicable notice and cure periods), and (B) Tenant has previously been in economic or material non-economic default under the Lease, as amended (beyond the applicable notice and cure periods) more than once during the previous twenty-four (24) month period.
9.4    First Refusal Space Commencement Date; Construction in First Refusal Space. The commencement date for the First Refusal Space shall be the applicable date specified in the applicable First Refusal Notice (the "First Refusal Space Commencement Date") and the term of Tenant's lease of such First Refusal Space shall expire on the applicable date set forth in the First Refusal Notice (the "First Refusal Space Expiration Date"). The term of Tenant's occupancy of the First Refusal Space shall be referred to herein as a "First Refusal Space Lease Term." Except as otherwise expressly identified in the First Refusal Notice, Tenant shall take the First Refusal Space in its "as is" condition, and the construction of improvements in the First Refusal Space shall comply with the terms of Article 8 of the Office Lease.
9.5    Termination of First Refusal Right. Tenant's right of first refusal set forth in this Section 12 shall automatically terminate and be of no further force or effect as of the last day of the Lease Term, as the same may be extended, including, without limitation, pursuant to any Option Term, as applicable.
10.    Emergency Generators. Effective as of the date of this Third Amendment, Section 29.35 of the Office Lease is hereby amended and restated as follows:
Subject to the terms hereof and applicable laws, Tenant shall have the right to install one (1) back-up electrical generator and one  (1) auxiliary above-ground fuel tank for such generator

723517.06/WLA 214064-00020/7-15-14/pjr	13	12400 HIGH BLUFF DRIVE Third Amendment [AMN Healthcare, Inc.]

Exhibit 10.1

(with a fuel tank not to exceed 25,000 gallons) (collectively, the "New Generator") in the area adjacent to the Building as generally shown on Exhibit A of the Third Amendment, and in the particular location reasonably designated by Landlord (the "New Generator Area"). All connections (cables, cable trays, etc.) from such New Generator to the Premises shall be located in areas reasonably approved by Landlord, but shall in any event be located and installed in a manner similar to that of the existing generator previously installed by Tenant (the "Existing Generator"), which Existing Generator Tenant shall continue to have the right to operate pursuant to the terms of the Lease. The New Generator and Existing Generator are, collectively, the Generators. In no event shall Tenant permit the New Generator to interfere with normal and customary use or operation of the Building and Project by Landlord or other tenants and/or occupants (including, without limitation, by means of noise or odor). Tenant shall be responsible for any and all costs, if any, incurred by Landlord as a result of or in connection with Tenant's installation, operation, use and/or removal of the New Generator and/or the Existing Generator. Landlord, at Landlord's sole cost and expense, shall install screening, landscaping or other improvements as reasonably desired by Landlord (but without implied obligation) to satisfy its aesthetic requirements in connection with the New Generator and/or the Existing Generator. Subject to Landlord's prior approval of all plans and specifications, which approval shall not be unreasonably withheld, conditioned or delayed, and at Tenant's sole cost and expense, Landlord shall permit Tenant to install and maintain the New Generator in the New Generator Area, and connections between the New Generator and Landlord's electrical systems in the Building, all in compliance with all applicable laws, provided that Landlord shall, at Landlord's sole cost and expense, construct the pad site and electrical wiring conduits for the New Generator pursuant to Tenant's reasonable specifications therefore in the New Generator Area. Without limitation of the foregoing, all conditions relating to the installation, connection, use, repair and removal of the New Generator (including, without limitation, the manner and means of Tenant's connection of the New Generator to the core of the Building and/or through the Building risers to the Premises) shall be subject to the prior approval of Landlord, which approval shall not be unreasonably withheld. Tenant shall be responsible for all maintenance and repairs and compliance with law obligations related to both the Generators and acknowledges that Landlord shall have no responsibility in connection therewith and that Landlord shall not be liable for any damage that may occur with respect to either Generators. The Generators shall be used by Tenant only during (i) testing and regular maintenance, and (ii) the period of any electrical power outage in the Building. Tenant shall be entitled to operate the Generators and such connections to the Building for testing and regular maintenance only upon notice to Landlord and at times reasonably approved by Landlord. Tenant shall submit the specifications for design, operation, installation and maintenance of the connections to the New Generator and facilities related thereto to Landlord for Landlord's consent, which consent will not be unreasonably withheld or delayed and may be conditioned on Tenant complying with such reasonable requirements imposed by Landlord, based on the advice of Landlord's engineers, so that the Building's systems or other components of the Building are not adversely affected by the installation and operation of the New Generator and/or based upon other reasonable factors as determined by Landlord. The cost of design (including engineering costs) and installation of the Generator and the costs of the Generator itself shall be Tenant's sole responsibility (subject to application of the Refurbishment Allowance as set forth in Exhibit B attached hereto). All repairs and maintenance and compliance with laws with respect to the Generators shall be the sole responsibility of Tenant (at Tenant's sole cost and expense), and Landlord makes no representation or warranty of any kind with respect to such Generators. At Landlord's option, Landlord may require that Tenant remove the Generators and all related facilities and equipment upon the expiration or earlier termination of the Lease, as amended (or upon any earlier termination of Tenant's rights with respect to the Generators as provided hereunder), and repair all damage to the Building and/or Project resulting from such removal and restore all affected areas to their condition existing prior to Tenant's installation of the Generators, all at Tenant's sole cost and expense; provided, however, in no event shall Tenant be required to remove the pad site and electrical wiring conduits for the New Generator or the Existing Generator. The terms of the preceding sentence as well as the indemnity set forth below shall survive the termination or earlier expiration of the Lease, as amended. Tenant shall indemnify, defend, protect, and hold harmless Landlord, its partners, subpartners and their respective officers, agents, servants, employees, and independent contractors from any and all loss, cost, damage, expense and liability (including, without limitation, court costs and reasonable attorneys' fees) incurred in connection with or arising from any cause related to or connected with the installation, use, operation, repair and/or removal of the Generators and/or any acts, omissions or negligence of Tenant or of any person claiming by, through or under Tenant, or of the contractors, agents, servants, employees, invitees, guests or

723517.06/WLA 214064-00020/7-15-14/pjr	14	12400 HIGH BLUFF DRIVE Third Amendment [AMN Healthcare, Inc.]

Exhibit 10.1

licensees of Tenant or any such person, in connection with the Generators. In the event that Tenant shall fail to comply with the requirements set forth herein, without limitation of Landlord's other remedies, (i) Landlord shall have the right to terminate Tenant's rights with respect to the applicable Generator, and/or (ii) Landlord shall have the right, at Tenant's sole cost and expense, to cure such breach, in which event Tenant shall be obligated to pay to Landlord, within ten (10) business days following demand by Landlord, the amount expended by Landlord, plus Landlord's standard administration fee. The Generators shall be deemed to be a part of the Remaining Premises for purposes of the insurance provisions of the Lease, as amended hereby, and, in addition, Tenant shall maintain, at Tenant's cost, industry standard "boiler and machinery" insurance coverage with respect thereto.
11.    Events. Landlord and Tenant acknowledge and agree that following the date of this Third Amendment, Landlord and Tenant shall meet quarterly throughout the Lease Term to review Tenant's calendar of "Events" (as defined below) for the subsequent six (6) month period. For purposes of the Lease, as amended hereby, the term "Events" shall mean any party, event, or other gathering held or planned to be held by Tenant within the Project. Landlord and Tenant shall use good faith, diligent, commercially reasonable efforts to cooperate and coordinate in connection with such Events. In addition, at least two (2) business days prior to any Event, Tenant shall provide Landlord with advance notice (the "Event Notice") either (i) in writing pursuant to Section 29.18 of the Office Lease or (ii) via electronic mail to Brian Galligan and the Property Manager (with a follow up phone call successfully made to either one of them to confirm receipt, but only to the extent Landlord fails to electronically confirm receipt of such electronic mail); provided, however, while recognizing the two (2) business day minimum, Tenant shall nevertheless endeavor to deliver any Event Notice at least three (3) business days in advance. The Event Notice (whether pursuant to Section 29.18 of the Office Lease or by electronic mail) shall describe each Event and include proof of insurance. If Landlord fails to respond to the Event Notice by the end of the business day following (x) the date of its deemed receipt, if noticed pursuant to Section 29.18 of the Office Lease, or (y) the date upon which Landlord confirms receipt of an electronic delivery, either via electronic response confirmation or phone call confirmation, then such Event shall be deemed approved by Landlord and Tenant may proceed to hold the Event at the time and in the manner described in the corresponding Event Notice.
12.    Fire Stairs. Landlord hereby agrees that Landlord shall not prohibit Tenant from using the fire stairs between the ground floor of the Building and the Premises and between contiguous floors of the Premises for the regular travel of employees between such floors, except to the extent Landlord is otherwise ordered by a governmental entity having jurisdiction over the Premises to so prohibit Tenant from such use. Tenant shall have the right to have such fire stairs, and the door(s) to access such fire stairs on each floor of the Premises, monitored and accessed by Tenant's Card Key Access System installed by Tenant pursuant to Section 6 of this Third Amendment. Landlord hereby makes no representation to Tenant as to whether or not the use of the fire stairs between contiguous floors of the Premises for the regular travel of employees between such floors is allowed under Applicable Laws. In addition, Landlord will keep the door providing access from the exterior of the Building to the fire doors located nearest to Tenant's elevators locked and alarmed.
13.    Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Third Amendment other than CBRE, Inc. and Studley, Inc. ( the "Brokers"), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Third Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from and against any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party. The terms of this Section 16 shall survive the expiration or earlier termination of the term of the Lease, as hereby amended. Landlord shall pay the Brokers a commission pursuant to separate written agreements between Landlord and each of the Brokers.
14.    Utility Billing Information. In the event that the Tenant is permitted to contract directly for the provision of electricity, gas and/or water services to the Premises with the third-party provider thereof (all in Landlord's sole and absolute discretion), Tenant shall promptly, but in

723517.06/WLA 214064-00020/7-15-14/pjr	15	12400 HIGH BLUFF DRIVE Third Amendment [AMN Healthcare, Inc.]

Exhibit 10.1

no event more than ten (10) business days following its receipt of each and every invoice for such items from the applicable provider, provide Landlord with a copy of each such invoice. Tenant acknowledges that pursuant to California Public Resources Code Section 25402.10 and the regulations adopted pursuant thereto (collectively the "Energy Disclosure Requirements"), Landlord may be required to disclose information concerning Tenant’s energy usage at the Building to certain third parties, including, without limitation, prospective purchasers, lenders and tenants of the Building (the "Tenant Energy Use Disclosure"). Tenant hereby (A) consents to all such Tenant Energy Use Disclosures, and (B) acknowledges that Landlord shall not be required to notify Tenant of any Tenant Energy Use Disclosure. Further, Tenant hereby releases Landlord from any and all losses, costs, damages, expenses and liabilities relating to, arising out of and/or resulting from any Tenant Energy Use Disclosure. The terms of this Section 17 shall survive the expiration or earlier termination of the Lease, as amended hereby.
15.    Certified Access Specialist. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Premises has not undergone inspection by a Certified Access Specialist (CASp).
16.    Permitted Use. Section 7 of the Summary of Basic Lease Information is hereby amended and the following sentence shall be added to the end of that section, "Notwithstanding the foregoing, Tenant shall be permitted to use the Premises for any use not inconsistent with applicable zoning regulation."
17.    Permitted Holdover. Landlord and Tenant hereby agree and acknowledge, notwithstanding any provision to the contrary contained in Article 16 of the Office Lease, that Tenant shall have the one-time right, upon written notice (the "Holdover Notice") to Landlord given not less than ninety (90) days prior to the expiration of the Lease Term, to extend the Lease Term for a period of up to one hundred eighty (180) days, which Holdover Notice shall specify the actual number of days (the "Permitted Holdover Term"), in which case Tenant shall continue to pay the Base Rent applicable during the last rental period of the Lease Term and Tenant's Share of any Direct Expenses arising or accruing during such specified Permitted Holdover Term (amount of any partial month prorated on a per diem basis). Except with respect to the Permitted Holdover Term, nothing contained in this Section 20 shall be construed as consent by Landlord to any holding over by Tenant. All of the other terms and conditions of the Lease, as amended, shall apply during the Permitted Holdover Term, including without limitation, Tenant’s obligation to pay Additional Rent, all applicable taxes and any other charges payable by Tenant pursuant to the terms of the Lease, as amended.
1.    Confidentiality. Tenant acknowledges that the content of the Lease, as amended, and any related documents are confidential information. Except as otherwise required by Applicable Laws, Tenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant's financial, legal, and space planning consultants, prospective purchasers, prospective lenders, investors, or any independent auditors, third party's designated to review Direct Expenses, its directors, officers, employees, attorneys, or proposed Transferees. Landlord acknowledges that the content of the Lease, as amended, and any related documents are confidential information. Landlord shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Landlord's financial, legal and space planning consultants, or its directors, officers, employees, attorneys, accountants, prospective lenders, prospective purchasers, and current and potential partners. Moreover, Landlord has advised Tenant that Landlord is obligated to regularly provide financial information concerning the Landlord and/or its affiliates (including Kilroy Realty Corporation, a public company whose shares of stock are listed on the New York Stock Exchange) to the shareholders of its affiliates, to the Federal Securities and Exchange Commission and other regulatory agencies, and to auditors and underwriters, which information may include summaries of financial information concerning leases, rents, costs and results of operations of its real estate business, including any rents or results of operations affected by the Lease, as amended. To the extent Tenant is a publicly traded corporation, Tenant may be obligated to regularly provide financial information concerning Tenant and/or its affiliates to the shareholders of its affiliates, to the Federal Securities and Exchange Commission and other regulatory agencies, and to auditors and underwriters, which information may include summaries of financial information concerning leases, rents, costs and results of operations of its business, including any financial

723517.06/WLA 214064-00020/7-15-14/pjr	16	12400 HIGH BLUFF DRIVE Third Amendment [AMN Healthcare, Inc.]

Exhibit 10.1

obligations set forth in the Lease, as amended. This provision shall survive the expiration or earlier termination of the Lease, as amended, for one (1) year.
2.    Conflict; Ratification. In the event of any conflict between the Lease and this Third Amendment, the terms of this Third Amendment shall prevail. Except as modified by this Third Amendment, the Lease is hereby ratified and confirmed and remains in full force and effect.
IN WITNESS WHEREOF, this Third Amendment has been executed as of the day and year first above written.

"LANDLORD"
KILROY REALTY, L.P.,
a Delaware limited partnership
By: Kilroy Realty Corporation,
a Maryland corporation,
general partner
By: /s/ Brian Galligan
Name: Brian Galligan
Its: SVP Asset Management, SD/OC
By:   /s/ Jeffrey C. Hawken
Name: Jeffrey C. Hawken
Its: Executive Vice President, Chief
      Operating Officer

"TENANT"	AMN HEALTHCARE, INC., a Nevada corporation By: /s/ Denise L. Jackson Name: Denise L. Jackson Its: SVP By: /s/ Brian Scott Name: Brian Scott Its: CFO

723517.06/WLA 214064-00020/7-15-14/pjr	17	12400 HIGH BLUFF DRIVE Third Amendment [AMN Healthcare, Inc.]

Exhibit 10.1

EXHIBIT A
OUTLINE OF PROJECT AND PROJECT PARKING STRUCTURE

[SEE ATTACHED]

723517.06/WLA 214064-00020/7-15-14//pjr	EXHIBIT A 1	[0:00 AM] DRAFT 12400 HIGH BLUFF DRIVE Third Amendment [AMN Healthcare, Inc.]

Exhibit 10.1

EXHIBIT B

ALTERATIONS AGREEMENT
Landlord and Tenant acknowledge and agree that Tenant is currently in occupancy of the Premises, and subject to Landlord's ongoing repair and maintenance obligations as set forth in the Lease and Landlord's obligation to provide services and utilities as set forth in the Lease, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises, and Tenant shall continue to accept the Premises in its presently existing, “as-is” condition, except as otherwise provided in this Alterations Agreement, which shall set forth the terms and conditions relating to the construction of the Refurbishment in the Premises. This Alterations Agreement is essentially organized chronologically and addresses the issues of the construction of the Premises, in sequence, as such issues will arise during the actual construction of the Premises. All references in this Alterations Agreement to Articles or Sections of "this Third Amendment" shall mean the relevant portion of Sections 1 through 22 of the Third Amendment to which this Alterations Agreement is attached as Exhibit B and of which this Alterations Agreement forms a part, all references in this Alterations Agreement to Articles or Sections of "this Lease" shall mean the relevant portions of Articles 1 through 30 of the Office Lease being amended by this Third Amendment, and all references in this Alterations Agreement to Sections of "this Alterations Agreement " shall mean the relevant portions of Sections 1 through 2 of this Alterations Agreement.
SECTION 1

REFURBISHMENT
1.1    Refurbishment Allowance. Tenant shall be entitled to a one-time refurbishment allowance (the "Refurbishment Allowance") in the amount of Two Million Eighty-Three Thousand Seven Hundred Thirty-Six and 00/100 Dollars ($2,283,736.00) (i.e., Thirteen and 00/100 Dollars ($13.00) per rentable square foot of the Premises) for the costs relating to the initial design and construction of the improvements, which are permanently affixed to the Premises (the "Refurbishment"). In no event shall Landlord be obligated to pay a total amount which exceeds the Refurbishment Allowance. Notwithstanding the foregoing or any contrary provision of this Lease, as amended, all Refurbishment shall be deemed Landlord's property under the terms of this Lease, as amended. Any unused portion of the Refurbishment Allowance remaining as of December 31, 2019, shall remain with Landlord and Tenant shall have no further right thereto.
1.2    Disbursement of the Refurbishment Allowance.
1.2.1    Refurbishment Allowance Items. Except as otherwise set forth in this Alterations Agreement, the Refurbishment Allowance shall be disbursed by Landlord (each of which disbursements shall be made pursuant to Landlord's disbursement process, including, without limitation, Landlord's receipt of invoices for all costs and fees described herein) only for the following items and costs (collectively the "Refurbishment Allowance Items"):
1.2.1.1      Payment of the fees of the "Architect" and the "Engineers," as those terms are defined in Section 2.1 of this Work Letter, and payment of the fees incurred by, and the actual cost of documents and materials supplied by, Landlord and Landlord's consultants in connection with the preparation and review of the "Construction Drawings," as that term is defined in Section 2.1 of this Work Letter;
1.2.1.2      The payment of plan check, permit and license fees relating to construction of the Refurbishment;
1.2.1.3      The cost of construction of the Refurbishment, including, without limitation, testing and inspection costs, hoisting and trash removal costs, and contractors' fees and general conditions; provided, however, Landlord shall not charge for freight elevator usage;
1.2.1.4      The cost of any changes in the Base Building when such changes are required by the Construction Drawings, such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;

723517.06/WLA 214064-00020/7-15-14/pjr	EXHIBIT B 1	12400 HIGH BLUFF DRIVE Third Amendment [AMN Healthcare, Inc.]

Exhibit 10.1

1.2.1.5      The cost of any changes to the Construction Drawings or Refurbishment required by all applicable building codes (the "Code");
1.2.1.6      The cost of the logistical coordination fee (the "Coordination Fee"), payable to Landlord in an amount equal to one-half of one percent (0.5%) of the Refurbishment Allowance used for costs attributable to Section 1.2.1.3, above, which Coordination Fee shall be for services relating to the coordination of the construction of the Refurbishment;
1.2.1.7      The costs related to installation of the Card Key Access System;
1.2.1.8     Signage (including without limitation, lobby signage, monument signage and building top signage) installed by Tenant pursuant to its rights under Section 11 of this Third Amendment;
1.2.1.9     Sales and use taxes;
1.2.1.10  The costs related to installation of any Water Sensors installed as part of the Improvements; and
1.2.1.11 The cost of any changes to the security systems in the Premises.
1.2.2    Disbursement of Refurbishment Allowance. During the construction of the Refurbishment, Landlord shall make monthly disbursements of the Refurbishment Allowance for Refurbishment Allowance Items and shall authorize the release of monies as follows.
1.2.2.1      Monthly Disbursements. On or before the twentieth (20th) day of each calendar month, during the construction of the Refurbishment (or such other date as Landlord may designate), Tenant shall deliver to Landlord: (i) a request for payment of the contractor, approved by Tenant, in a form to be provided by Landlord, showing the schedule, by trade, of percentage of completion of the Refurbishment in the Premises, detailing the portion of the work completed and the portion not completed; (ii) invoices from all subcontractors, laborers, materialmen, and suppliers used by Tenant (such subcontractors, laborers, materialmen, and suppliers, and the Contractor to be known collectively as "Tenant's Agents") for labor rendered and materials delivered to the Premises; (iii) executed mechanic's lien releases from all of Tenant's Agents which shall comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Sections 8132, 8134, 8136 and 8138; and (iv) all other information reasonably requested by Landlord. Tenant's request for payment shall be deemed Tenant's acceptance and approval of the work furnished and/or the materials supplied as set forth in Tenant's payment request. Thereafter, Landlord shall deliver a check to Tenant made jointly payable to the contractor and Tenant, or directly to the contractor at Landlord's sole discretion, in payment of the lesser of: (A) the amounts so requested by Tenant, as set forth in this Section 1.2.2.1, above, and (B) the balance of any remaining available portion of the Refurbishment Allowance, provided that Landlord does not dispute any request for payment based on non-compliance of any work with the "Approved Working Drawings," as that term is defined in Section 2.4 below, or due to any substandard work, or for any other reason. Landlord's payment of such amounts shall not be deemed Landlord's approval or acceptance of the work furnished or materials supplied as set forth in Tenant's payment request. If Landlord fails to disburse the Refurbishment Allowance as required above, Tenant may deliver written notice of such failure, and if Landlord continues to fail to disburse such amount (or fails to disburse any undisputed amounts, while disputing in good faith a portion thereof), Tenant shall have the right to offset any such undisputed amounts from Rent.
1.2.2.2      Other Terms. Landlord shall only be obligated to make disbursements from the Refurbishment Allowance to the extent costs are incurred by Tenant for Refurbishment Allowance Items. All Refurbishment Allowance Items for which the Refurbishment Allowance has been made available shall be deemed Landlord's property under the terms of the Lease, as amended.
1.3    Building Standards. Landlord has established or may establish specifications for certain Building standard components to be used in the construction of the Refurbishment in the Premises. The quality of Refurbishment shall be equal to or of greater quality than the quality of the Building Standard Tenant Improvements set forth in Schedule 3 to Exhibit B of the Office

723517.06/WLA 214064-00020/7-15-14/pjr	EXHIBIT B 2	12400 HIGH BLUFF DRIVE Third Amendment [AMN Healthcare, Inc.]

Exhibit 10.1

Lease. Landlord acknowledges that Tenant is not required to use any of the specific Building Standard Tenant Improvements and that such specifications have been provided only as a means of indicating the minimum quality and quantity of the items listed thereon that will be required in the construction of the Refurbishment. Removal requirements regarding the Refurbishment are addressed in Article 8 of the Lease, as amended by Section 6 of this Third Amendment.
1.4    Water Sensors. In connection with the construction of the Refurbishment pursuant to the terms of this Alterations Agreement, Tenant may, at Tenant's sole cost and expense (which may be deducted from the Refurbishment Allowance in accordance with the provisions of Section 1.2 of this Alterations Agreement), install Water Sensors in the Premises consistent with those previously installed by (or on behalf of) Tenant in certain restrooms and kitchen areas within the Premises.
SECTION 2

CONSTRUCTION DRAWINGS
2.1    Selection of Architect/Construction Drawings. Tenant shall retain Architectural Interiors (Anne Sneed) (the "Architect") to prepare the "Construction Drawings," as that term is defined in this Section 3.1. Tenant shall retain the engineering consultants designated by Landlord and reasonably approved by Tenant (the "Engineers") to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, lifesafety, and sprinkler work in the Premises, which work is not part of the Base Building. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the "Construction Drawings." All Construction Drawings shall comply with the drawing format and specifications determined by Landlord (and reasonably approved by Tenant), and shall be subject to Landlord's approval. Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the Base Building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord's review of the Construction Drawings as set forth in this Section 2, shall be for its sole purpose and shall not imply Landlord's review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord's space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings, and Tenant's waiver and indemnity set forth in this Lease shall specifically apply to the Construction Drawings, unless and to the extent Landlord expressly requires a particular modification of the Construction Drawings to be made as a condition to Landlord's approval of the Construction Drawings, to which condition Tenant timely objects. Each time Landlord is granted the right to review, consent or approve any space plan or construction drawings such consent shall be granted unless a Design Problem (as defined below) exists.
2.2    Final Space Plan. Tenant shall supply Landlord with four (4) hard copies signed by Tenant of its final space plan, along with other renderings or illustrations reasonably required by Landlord, to allow Landlord to understand Tenant's design intent, for the Premises before any architectural working drawings or engineering drawings have been commenced, and concurrently with Tenant's delivery of such hard copies, Tenant shall send to Landlord via electronic mail one (1) .pdf electronic copy of such final space plan. The final space plan (the "Final Space Plan") shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein. Landlord may request clarification or more specific drawings for special use items not included in the Final Space Plan. Landlord shall advise Tenant within five (5) business days after Landlord's receipt of the Final Space Plan for the Premises if the same is unsatisfactory or incomplete in any respect (based upon a commercially reasonable standard). It shall be deemed commercially reasonable for Landlord to disapprove a submitted Final Space Plan for the following reasons: (i) such Final Space Plan would have an adverse effect on the structural integrity of the Building, (ii) such Final Space Plan fails to comply with applicable Code and/or other applicable governmental regulations, (iii) such Final Space Plans would have an adverse effect on the systems and equipment of the Building, (iv) such Final Space Plans would have an adverse effect on the exterior appearance of the Building (individually or collectively, a

723517.06/WLA 214064-00020/7-15-14/pjr	EXHIBIT B 3	12400 HIGH BLUFF DRIVE Third Amendment [AMN Healthcare, Inc.]

Exhibit 10.1

"Design Problem"). If Tenant is so advised, Tenant shall promptly cause the Final Space Plan to be revised to correct any deficiencies or other matters Landlord may reasonably require. Such procedure shall continue until the Final Space Plan is approved by Landlord. Landlord's failure to object to the Final Space Plan within such five (5) business day period shall constitute Landlord's approval of the Final Space Plan.
2.3    Final Working Drawings. After the Final Space Plan has been approved by Landlord, Tenant shall supply the Engineers with a complete listing of standard and non-standard equipment and specifications, including, without limitation, B.T.U. calculations, electrical requirements and special electrical receptacle requirements for the Premises, to enable the Engineers and the Architect to complete the "Final Working Drawings" (as that term is defined below) in the manner as set forth below. Upon the reasonable approval of the Final Space Plan by Landlord and Tenant, Tenant shall promptly cause the Architect and the Engineers to complete the architectural and engineering drawings for the Premises, and Architect shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the "Final Working Drawings") and shall submit the same to Landlord for Landlord's reasonable approval. Tenant shall supply Landlord with four (4) hard copies signed by Tenant of the Final Working Drawings, and concurrently with Tenant's delivery of such hard copies, Tenant shall send to Landlord via electronic mail one (1) .pdf electronic copy of such Final Working Drawings. Landlord shall within five (5) business days after Landlord's receipt of the Final Working Drawings either (i) approve the Final Working Drawings or (ii) disapprove and return the Final Working Drawings to Tenant with requested revisions to the extent the Final Working Drawings contain a Design Problem; provided, however,if Landlord fails to approve or disapprove the Final Working Drawings within such five (5) business day period, then Tenant shall send Landlord notice of Landlord's failure to approve or disapprove the Final Working Drawings. Landlord's failure to approve or disapprove the Final Working Drawings within three (3) business days of receiving such "reminder" notice shall be deemed Landlord's approval of the Final Working Drawings. If Landlord disapproves of the Final Working Drawings, Tenant may resubmit the Final Working Drawings to Landlord at any time, and Landlord shall approve or disapprove the resubmitted Final Working Drawings, based upon the criteria set forth in this Section 2.3 within three (3) business days after Landlord receives such resubmitted Final Working Drawings. Such procedure shall be repeated until the Final Working Drawings are approved. Landlord’s failure to timely respond to Tenant within any applicable response period referenced herein shall be deemed Landlord’s approval of the Final Working Drawings.
2.4    Approved Working Drawings. The Final Working Drawings shall be reasonably approved by Landlord (the "Approved Working Drawings") prior to the commencement of construction of the Premises by Tenant. After reasonable approval by Landlord of the Final Working Drawings, Tenant may submit the same to the appropriate municipal authorities for all applicable building permits. Tenant hereby agrees that neither Landlord nor Landlord's consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Premises and that obtaining the same shall be Tenant's responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy. No material changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which consent may not be withheld, conditioned or delayed except to the extent necessary to eliminate a Design Problem.
2.5    Electronic Approvals. Notwithstanding any provision to the contrary contained in the Lease or this Alterations Agreement, Landlord may, in Landlord's sole and absolute discretion, transmit or otherwise deliver any of the approvals required under this Alterations Agreement via electronic mail to Tenant's representative identified in Section 2.6 of this Alterations Agreement, or by any of the other means identified in Section 29.18 of this Lease.
2.6    Tenant's Representative. Tenant has designated Danny Hans as its sole representative with respect to the matters set forth in this Work Letter (whose e-mail address for the purposes of this Work Letter is dannyhans@amnhealthcare.com), who shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Letter. Tenant shall have the

723517.06/WLA 214064-00020/7-15-14/pjr	EXHIBIT B 4	12400 HIGH BLUFF DRIVE Third Amendment [AMN Healthcare, Inc.]

Exhibit 10.1

right upon two (2) business days prior written notice to substitute Tenant's representative with an alternate representative.
2.7    Landlord's Representative. Landlord has designated Jake Brehm (whose e-mail address for the purposes of this Work Letter is jbrehm@kilroyrealty.com) as its sole representative with respect to the matters set forth in this Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Work Letter.

723517.06/WLA 214064-00020/7-15-14/pjr	EXHIBIT B 5	12400 HIGH BLUFF DRIVE Third Amendment [AMN Healthcare, Inc.]

Exhibit 10.1

EXHIBIT C

FORM OF LETTER OF CREDIT
(Letterhead of a money center bank
acceptable to the Landlord)

FAX NO. [(___) ___-____] SWIFT: [Insert No., if any]	[Insert Bank Name And Address]
DATE OF ISSUE:
BENEFICIARY: Kilroy Realty, L.P. c/o Kilroy Realty Corporation 12200 West Olympic Boulevard, Suite 200 Los Angeles, California 90064 Attention: Legal Department Fax: (310) 481-6530	APPLICANT: [Insert Applicant Name And Address]
LETTER OF CREDIT NO.
EXPIRATION DATE: AT OUR COUNTERS	AMOUNT AVAILABLE: USD[Insert Dollar Amount] (U.S. DOLLARS [Insert Dollar Amount])
LADIES AND GENTLEMEN:
WE HEREBY ESTABLISH OUR IRREVOCABLE STANDBY LETTER OF CREDIT NO. ___________ IN YOUR FAVOR FOR THE ACCOUNT OF [Insert Tenant's Name], A [Insert Entity Type], UP TO THE AGGREGATE AMOUNT OF USD[Insert Dollar Amount] ([Insert Dollar Amount] U.S. DOLLARS) EFFECTIVE IMMEDIATELY AND EXPIRING ON ___(Expiration Date)___ AVAILABLE BY PAYMENT UPON PRESENTATION OF YOUR DRAFT AT SIGHT DRAWN ON [Insert Bank Name] WHEN ACCOMPANIED BY THE FOLLOWING DOCUMENT(S):
1.    THE ORIGINAL OF THIS IRREVOCABLE STANDBY LETTER OF CREDIT AND AMENDMENT(S), IF ANY.
2.    BENEFICIARY'S SIGNED STATEMENT PURPORTEDLY SIGNED BY AN AUTHORIZED REPRESENTATIVE OF [Insert Landlord's Name], A [Insert Entity Type] ("LANDLORD") STATING THE FOLLOWING:
"THE UNDERSIGNED HEREBY CERTIFIES THAT THE LANDLORD, EITHER (A) UNDER THE LEASE (DEFINED BELOW), OR (B) AS A RESULT OF THE TERMINATION OF SUCH LEASE, HAS THE RIGHT TO DRAW DOWN THE AMOUNT OF USD          IN ACCORDANCE WITH THE TERMS OF THAT CERTAIN OFFICE LEASE DATED [Insert Lease Date], AS THE SAME MAY HAVE BEEN AMENDED (COLLECTIVELY, THE "LEASE"), OR SUCH AMOUNT CONSTITUTES DAMAGES OWING BY THE TENANT TO BENEFICIARY RESULTING FROM THE BREACH OF SUCH LEASE BY THE TENANT THEREUNDER, OR THE TERMINATION OF SUCH LEASE, AND SUCH AMOUNT REMAINS UNPAID AT THE TIME OF THIS DRAWING."
OR
"THE UNDERSIGNED HEREBY CERTIFIES THAT WE HAVE RECEIVED A WRITTEN NOTICE OF [Insert Bank Name]'S ELECTION NOT TO EXTEND ITS STANDBY LETTER OF CREDIT NO. ___________ AND HAVE NOT RECEIVED A REPLACEMENT LETTER OF CREDIT WITHIN AT LEAST THIRTY (30) DAYS PRIOR TO THE PRESENT EXPIRATION DATE."

723517.06/WLA 214064-00020/7-15-14/pjr	EXHIBIT C 1	12400 HIGH BLUFF DRIVE Third Amendment [AMN Healthcare, Inc.]

Exhibit 10.1

OR
"THE UNDERSIGNED HEREBY CERTIFIES THAT BENEFICIARY IS ENTITLED TO DRAW DOWN THE FULL AMOUNT OF LETTER OF CREDIT NO. ___________ AS THE RESULT OF THE FILING OF A VOLUNTARY PETITION UNDER THE U.S. BANKRUPTCY CODE OR A STATE BANKRUPTCY CODE BY THE TENANT UNDER THAT CERTAIN OFFICE LEASE DATED [Insert Lease Date], AS THE SAME MAY HAVE BEEN AMENDED (COLLECTIVELY, THE "LEASE"), WHICH FILING HAS NOT BEEN DISMISSED AT THE TIME OF THIS DRAWING."
OR
"THE UNDERSIGNED HEREBY CERTIFIES THAT BENEFICIARY IS ENTITLED TO DRAW DOWN THE FULL AMOUNT OF LETTER OF CREDIT NO. ___________ AS THE RESULT OF AN INVOLUNTARY PETITION HAVING BEEN FILED UNDER THE U.S. BANKRUPTCY CODE OR A STATE BANKRUPTCY CODE AGAINST THE TENANT UNDER THAT CERTAIN OFFICE LEASE DATED [Insert Lease Date], AS THE SAME MAY HAVE BEEN AMENDED (COLLECTIVELY, THE "LEASE"), WHICH FILING HAS NOT BEEN DISMISSED AT THE TIME OF THIS DRAWING."
OR
“THE UNDERSIGNED HEREBY CERTIFIES THAT BENEFICIARY IS ENTITLED TO DRAW DOWN THE FULL AMOUNT OF LETTER OF CREDIT NO. ________________ AS THE RESULT OF THE REJECTION, OR DEEMED REJECTION, OF THAT CERTAIN OFFICE LEASE DATED [Insert Lease Date], AS THE SAME MAY HAVE BEEN AMENDED, UNDER SECTION 365 OF THE U.S. BANKRUPTCY CODE.”
SPECIAL CONDITIONS:
PARTIAL DRAWINGS AND MULTIPLE PRESENTATIONS MAY BE MADE UNDER THIS STANDBY LETTER OF CREDIT, PROVIDED, HOWEVER, THAT EACH SUCH DEMAND THAT IS PAID BY US SHALL REDUCE THE AMOUNT AVAILABLE UNDER THIS STANDBY LETTER OF CREDIT.
ALL INFORMATION REQUIRED WHETHER INDICATED BY BLANKS, BRACKETS OR OTHERWISE, MUST BE COMPLETED AT THE TIME OF DRAWING. [Please Provide The Required Forms For Review, And Attach As Schedules To The Letter Of Credit.]
ALL SIGNATURES MUST BE MANUALLY EXECUTED IN ORIGINALS.
ALL BANKING CHARGES ARE FOR THE APPLICANT'S ACCOUNT.
IT IS A CONDITION OF THIS STANDBY LETTER OF CREDIT THAT IT SHALL BE DEEMED AUTOMATICALLY EXTENDED WITHOUT AMENDMENT FOR A PERIOD OF ONE YEAR FROM THE PRESENT OR ANY FUTURE EXPIRATION DATE, UNLESS AT LEAST THIRTY (30) DAYS PRIOR TO THE EXPIRATION DATE WE SEND YOU NOTICE BY NATIONALLY RECOGNIZED OVERNIGHT COURIER SERVICE THAT WE ELECT NOT TO EXTEND THIS LETTER OF CREDIT FOR ANY SUCH ADDITIONAL PERIOD. SAID NOTICE WILL BE SENT TO THE ADDRESS INDICATED ABOVE, UNLESS A CHANGE OF ADDRESS IS OTHERWISE NOTIFIED BY YOU TO US IN WRITING BY RECEIPTED MAIL OR COURIER. ANY NOTICE TO US WILL BE DEEMED EFFECTIVE ONLY UPON ACTUAL RECEIPT BY US AT OUR DESIGNATED OFFICE. IN NO EVENT, AND WITHOUT FURTHER NOTICE FROM OURSELVES, SHALL THE EXPIRATION DATE BE EXTENDED BEYOND A FINAL EXPIRATION DATE OF ___(120 days from the Lease Expiration Date ).
THIS LETTER OF CREDIT MAY BE TRANSFERRED SUCCESSIVELY IN WHOLE IN FAVOR OF A NOMINATED TRANSFEREE ("TRANSFEREE"), ASSUMING SUCH TRANSFER TO SUCH TRANSFEREE IS IN COMPLIANCE WITH ALL APPLICABLE U.S. LAWS AND

723517.06/WLA 214064-00020/7-15-14/pjr	EXHIBIT C 2	12400 HIGH BLUFF DRIVE Third Amendment [AMN Healthcare, Inc.]

Exhibit 10.1

REGULATIONS. AT THE TIME OF TRANSFER, THE ORIGINAL LETTER OF CREDIT AND ORIGINAL AMENDMENT(S) IF ANY, MUST BE SURRENDERED TO US TOGETHER WITH OUR TRANSFER FORM (AVAILABLE UPON REQUEST) AND PAYMENT OF OUR CUSTOMARY TRANSFER FEES, WHICH FEES SHALL BE PAYABLE BY APPLICANT (PROVIDED THAT BENEFICIARY MAY, BUT SHALL NOT BE OBLIGATED TO, PAY SUCH FEES TO US ON BEHALF OF APPLICANT, AND SEEK REIMBURSEMENT THEREOF FROM APPLICANT). IN CASE OF ANY TRANSFER UNDER THIS LETTER OF CREDIT, THE DRAFT AND ANY REQUIRED STATEMENT MUST BE EXECUTED BY THE TRANSFEREE AND WHERE THE BENEFICIARY'S NAME APPEARS WITHIN THIS STANDBY LETTER OF CREDIT, THE TRANSFEREE'S NAME IS AUTOMATICALLY SUBSTITUTED THEREFOR.
ALL DRAFTS REQUIRED UNDER THIS STANDBY LETTER OF CREDIT MUST BE MARKED: ''DRAWN UNDER [Insert Bank Name] STANDBY LETTER OF CREDIT NO. ___________."
WE HEREBY AGREE WITH YOU THAT IF DRAFTS ARE PRESENTED TO [Insert Bank Name] UNDER THIS LETTER OF CREDIT AT OR PRIOR TO [Insert Time including time zone – (e.g., 11:00 AM)], ON A BUSINESS DAY, AND PROVIDED THAT SUCH DRAFTS AND DOCUMENTS PRESENTED CONFORM TO THE TERMS AND CONDITIONS OF THIS LETTER OF CREDIT, PAYMENT SHALL BE INITIATED BY US IN IMMEDIATELY AVAILABLE FUNDS BY OUR CLOSE OF BUSINESS ON THE SUCCEEDING BUSINESS DAY. IF DRAFTS AND DOCUMENTS ARE PRESENTED TO [Insert Bank Name] UNDER THIS LETTER OF CREDIT AFTER [Insert Time – (e.g., 11:00 AM)], ON A BUSINESS DAY, AND PROVIDED THAT SUCH DRAFTS DOCUMENTS CONFORM WITH THE TERMS AND CONDITIONS OF THIS LETTER OF CREDIT, PAYMENT SHALL BE INITIATED BY US IN IMMEDIATELY AVAILABLE FUNDS BY OUR CLOSE OF BUSINESS ON THE SECOND SUCCEEDING BUSINESS DAY. AS USED IN THIS LETTER OF CREDIT, "BUSINESS DAY" SHALL MEAN ANY DAY OTHER THAN A SATURDAY, SUNDAY OR A DAY ON WHICH BANKING INSTITUTIONS IN THE STATE OF GEORGIA ARE AUTHORIZED OR REQUIRED BY LAW TO CLOSE. IF THE EXPIRATION DATE FOR THIS LETTER OF CREDIT SHALL EVER FALL ON A DAY WHICH IS NOT A BUSINESS DAY THEN SUCH EXPIRATION DATE SHALL AUTOMATICALLY BE EXTENDED TO THE DATE WHICH IS THE NEXT BUSINESS DAY.
PRESENTATION OF A DRAWING UNDER THIS LETTER OF CREDIT MAY BE MADE ON OR PRIOR TO THE THEN CURRENT EXPIRATION DATE HEREOF BY HAND DELIVERY, COURIER SERVICE, OVERNIGHT MAIL, OR FACSIMILE. PRESENTATION BY FACSIMILE TRANSMISSION SHALL BE BY TRANSMISSION OF THE ABOVE REQUIRED SIGHT DRAFT DRAWN ON US TOGETHER WITH THE BENEFICIARY STATEMENT AND THIS LETTER OF CREDIT TO OUR FACSIMILE NUMBER, [Insert Fax Number – (___) ___-____], ATTENTION: [Insert Appropriate Recipient], WITH TELEPHONIC CONFIRMATION OF OUR RECEIPT OF SUCH FACSIMILE TRANSMISSION AT OUR TELEPHONE NUMBER [Insert Telephone Number – (___) ___-____] OR TO SUCH OTHER FACSIMILE OR TELEPHONE NUMBERS, AS TO WHICH YOU HAVE RECEIVED WRITTEN NOTICE FROM US AS BEING THE APPLICABLE SUCH NUMBER. WE AGREE TO NOTIFY YOU IN WRITING, BY NATIONALLY RECOGNIZED OVERNIGHT COURIER SERVICE, OF ANY CHANGE IN SUCH DIRECTION. ANY FACSIMILE PRESENTATION PURSUANT TO THIS PARAGRAPH SHALL ALSO STATE THEREON THAT THE ORIGINAL OF SUCH SIGHT DRAFT, BENEFICIARY STATEMENT AND LETTER OF CREDIT ARE BEING REMITTED, FOR DELIVERY ON THE NEXT BUSINESS DAY, TO [Insert Bank Name] AT THE APPLICABLE ADDRESS FOR PRESENTMENT PURSUANT TO THE PARAGRAPH FOLLOWING THIS ONE.
WE HEREBY ENGAGE WITH YOU THAT ALL DOCUMENT(S) DRAWN UNDER AND IN COMPLIANCE WITH THE TERMS OF THIS STANDBY LETTER OF CREDIT WILL BE DULY HONORED IF DRAWN AND PRESENTED FOR PAYMENT AT OUR OFFICE LOCATED AT [Insert Bank Name], [Insert Bank Address], ATTN: [Insert Appropriate Recipient], ON OR BEFORE THE EXPIRATION DATE OF THIS CREDIT, ___(Expiration Date)___.

723517.06/WLA 214064-00020/7-15-14/pjr	EXHIBIT C 3	12400 HIGH BLUFF DRIVE Third Amendment [AMN Healthcare, Inc.]

Exhibit 10.1

IN THE EVENT THAT THE ORIGINAL OF THIS STANDBY LETTER OF CREDIT IS LOST, STOLEN, MUTILATED, OR OTHERWISE DESTROYED, WE HEREBY AGREE TO ISSUE A DUPLICATE ORIGINAL HEREOF UPON RECEIPT OF A WRITTEN REQUEST FROM YOU AND A SIGNED INDEMNITY FORM WHICH SHALL BE MADE AVAILABLE UPON REQUEST.
EXCEPT SO FAR AS OTHERWISE EXPRESSLY STATED HEREIN, THIS STANDBY LETTER OF CREDIT IS SUBJECT TO THE "INTERNATIONAL STANDBY PRACTICES" (ISP 98) INTERNATIONAL CHAMBER OF COMMERCE (PUBLICATION NO. 590).

Very truly yours,
(Name of Issuing Bank)
By:

723517.06/WLA 214064-00020/7-15-14/pjr	EXHIBIT C 4	12400 HIGH BLUFF DRIVE Third Amendment [AMN Healthcare, Inc.]

Exhibit 10.1

EXHIBIT D
RESERVED PARKING MAP
[SEE ATTACHED]

723517.06/WLA 214064-00020/7-15-14/pjr	EXHIBIT D -1-	12400 HIGH BLUFF DRIVE Third Amendment [AMN Healthcare, Inc.]